                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-68416

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Prospectus

                            THE J. M. SMUCKER COMPANY

                              75,000 COMMON SHARES


   THE J. M. SMUCKER COMPANY:                                      THE OFFERING:

o   We manufacture and market food products on a                   o   All of the  common  shares are being sold by an
    worldwide basis.                                                   existing shareholder.
o   The J. M. Smucker Company                                      o   There  is an  existing  trading  market  for
    Strawberry Lane                                                    these shares on the New York Stock Exchange.
    Orrville, Ohio 44667                                               The reported last sales price on the NYSE
    (330) 682-3000                                                     on September 4, 2001 was $28.32 per share.
o   NYSE SYMBOL: SJM                                               o   The aggregate proceeds to the selling shareholder
                                                                       will be the purchase price of the common shares
                                                                       sold less the aggregate agents' and
                                                                       underwriters' discounts, if any.
                                                                   o   Smucker will not receive any proceeds from the
                                                                       sale of the shares, but will pay the expenses
                                                                       of registration relating to this offering.

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     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
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      The distribution of the common shares by the selling shareholder may be effected from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange or such other national stock exchange on which the common shares are traded, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions, through underwriters, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      Any broker-dealers, agents or underwriters that participate with the selling shareholder in the distribution of any of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any discount or commission received by them and any profits on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                    The date of this Prospectus is September 5, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Securities and Exchange Commission are only summaries of the documents' material terms. If you want a complete description of the contents of these documents, you should obtain the documents yourself by following the procedures described below.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Room at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding us filed electronically with the Securities and Exchange Commission. The address of the site is: http://www.sec.gov. Our common shares are quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-5060.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Securities and Exchange Commission. The information in the following documents filed by Smucker with the Securities and Exchange Commission (File No. 001-05111) is incorporated by reference into this document:

         o Annual Report on Form 10-K for the fiscal year ended April 30, 2001, dated and filed on July 24, 2001;

         o The description of our common shares set forth in the Registration Statement on Form 8-A, dated and filed on August 28, 2000; and

         o The description of our preferred share purchase rights set forth in the Registration Statement on Form 8-A/A, dated and filed on August 28, 2000.

         Smucker may be required by the Securities and Exchange Commission to file other documents pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering of the shares offered by this prospectus. These documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the Securities and Exchange Commission.

         We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for such copies should be directed to:

                            The J. M. Smucker Company
                                 Strawberry Lane
                            Orrville, Ohio 44667-0280
                           Attn: Shareholder Services
                            Telephone: (330) 682-3000

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

         Some of the information included or incorporated by reference in this prospectus includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, including the uncertainties relating to the actual liquidity of Smucker's shares, Smucker's operating performance, other factors affecting share prices, and factors affecting the capital markets generally. Actual results may differ depending on a number of factors including:

         o        the success and cost of introducing new products;
         o        general competitive activity in the market;
         o the ability of business areas to achieve sales targets and the costs associated therewith;
         o Smucker's ability to improve sales and earnings performance in its formulated ingredient business;
         o costs associated with the implementation of new business and information systems;
         o        raw material and ingredient cost trends; and
         o        foreign currency exchange and interest rate fluctuations.

Smucker undertakes no obligation, other than as may be required by law, to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

                            THE J. M. SMUCKER COMPANY

         The J. M. Smucker Company was established in 1897 and was incorporated in Ohio in 1921. We are often referred to as Smucker's (a registered trademark), and operate in one industry, the manufacturing and marketing of food products on a worldwide basis.

         Our principal products are fruit spreads, dessert toppings, peanut butter, frozen peanut butter and jelly sandwiches, industrial fruit products, fruit and vegetable juices, beverages, syrups, condiments, and gift packages.

         Domestically, our products are primarily sold through brokers to chain, wholesale, cooperative, independent grocery accounts and other consumer markets, to foodservice distributors and chains including hotels, restaurants, schools, and other institutions, and to other food manufacturers.

         Our distribution outside the United States is principally in Canada, Australia, Brazil, Mexico, the Pacific Rim, and Greater Europe, although we export products to other countries as well.

                                  RISK FACTORS

         An investment in Smucker's common shares involves risk. In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors in deciding whether to invest in our common shares.

TAKEOVER DEFENSE PROVISIONS MAY INHIBIT A TAKEOVER OF SMUCKER.

         Various provisions of Ohio corporation law and our constituent documents may inhibit changes in control not approved by our Directors and may have the effect of depriving shareholders of any opportunity to receive a premium over the prevailing market price of our common shares in the event of an attempted unsolicited takeover. In addition, the existence of these provisions may adversely affect the market price of our common shares. These provisions include:

         o        a classified board of directors;
         o        control share acquisition provisions;
         o a requirement that special meetings of shareholders be called only by our Directors or holders of 25% of all shares outstanding and entitled to vote at the meeting; and
         o advance notice requirements for shareholder proposals and nominations.

         We also have a shareholder rights plan that provides for, among other things, distributions to our shareholders upon an actual or prospective change in control of Smucker. The plan has an anti-takeover effect because a distribution under the plan may cause a substantial dilution to a person or group that attempts to acquire a substantial number of our common shares without approval of our Directors.

OWNERSHIP BY OUR DIRECTORS AND OFFICERS AND MEMBERS OF THE SMUCKER FAMILY MAY ADVERSELY AFFECT THE MARKET FOR OUR COMMON SHARES.

         Based on the voting from our annual shareholders' meeting on August 14, 2001, we estimate that our directors and officers, and members of the Smucker family together control approximately 55% of the voting power of Smucker. This concentration of voting power may inhibit changes in control of Smucker and may adversely affect the market price of our common shares. In addition, sales of a substantial amount of common shares in the public market, or the perception that these sales may occur, could adversely affect the market price of our common shares.

                                 USE OF PROCEEDS

         All common shares being offered by this prospectus will be sold by the selling shareholder for its own account. We will not receive any proceeds from the sale of any shares by the selling shareholder.

                               SELLING SHAREHOLDER

         The following table sets forth information with respect to the selling shareholder as of July 31, 2001, including:

         o        the name and address of the selling shareholder;
         o the number of common shares owned by, and percentage ownership of, the selling shareholder both immediately prior to and following the sale of shares offered by this prospectus; and
         o the maximum number of common shares offered by this prospectus.

         Because the selling shareholder may offer all, a portion or none of the common shares offered by this prospectus, we cannot assure you as to the number of common shares that will be held by the selling shareholder immediately following the offering. The following table assumes that all shares registered by the selling shareholder will be sold.

                                                  PERCENTAGE OF                                                  PERCENTAGE OF
                                SHARES               SHARES                             SHARES BENEFICIALLY   SHARES BENEFICIALLY
                          BENEFICIALLY OWNED   BENEFICIALLY OWNED      TOTAL SHARES       OWNED FOLLOWING       OWNED FOLLOWING
             NAME         BEFORE OFFERING (1)    BEFORE OFFERING         OFFERED              OFFERING              OFFERING
------------------------- -------------------- -------------------- ------------------- --------------------- ---------------------
Strategos                       75,000                  *                 75,000                 0                     0
2460 Sand Hill Road
Suite 202
Menlo Park, CA  94025
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* Less than 1%

         (1) Includes 75,000 common shares issuable upon exercise of an option that entitles Strategos to purchase the shares at an exercise price of $23.00 per share. Under the option agreement, the exercise price is subject to adjustment in certain circumstances. The option is currently exercisable and expires on January 24, 2006.

         We have agreed to bear all expenses, other than underwriting discounts, fees or selling commissions, and expenses of counsel to the selling shareholder, relating to the registration and sale of the common shares issued to the selling shareholder.

                              PLAN OF DISTRIBUTION

         The selling shareholder may offer to sell any or all of the common shares covered by this prospectus from time to time in varying amounts. At the time a particular offer of common shares is made by the selling shareholder, to the extent required, a prospectus supplement will be distributed that will set forth the aggregate number of common shares being offered, and the terms of the offering, the name or names, if any, of broker-dealers, agents or underwriters, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the selling shareholder.

         Any broker-dealers, agents or underwriters that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of specific states, the selling shareholder may sell common shares covered by this prospectus to the public in some states only through broker-dealers who are registered or licensed in those states.

         Agents, broker-dealers and underwriters may engage in transactions with, and perform investment banking and advisory services for us.

         Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling shareholder to indemnification by us and the selling shareholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

                                  LEGAL MATTERS

         The validity of the common shares offered hereby will be passed upon for Smucker by Steven J. Ellcessor, Vice President - Finance and Administration, Secretary, and General Counsel of Smucker.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended April 30, 2001, as set forth in their reports, which are incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.









                  TABLE OF CONTENTS

                                                        PAGE
WHERE YOU CAN FIND MORE INFORMATION.......................1
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE............................................1
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION.............................2
THE J. M. SMUCKER COMPANY.................................3
RISK FACTORS..............................................3
USE OF PROCEEDS...........................................4
SELLING SHAREHOLDER.......................................4
PLAN OF DISTRIBUTION......................................5
LEGAL MATTERS.............................................5
EXPERTS...................................................5




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                                  75,000 SHARES

                            THE J. M. SMUCKER COMPANY

                                  COMMON SHARES






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                                   PROSPECTUS


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